SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 20, 2002

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5. Other Events

A.   Pacific Gas and Electric Company Bankruptcy

The proposed plan of reorganization (Plan) of Pacific Gas and Electric Company (Utility), a subsidiary of PG&E Corporation, contemplates that a new entity, Electric Generation, LLC (Gen) (which will become a subsidiary of PG&E Corporation after consummation of the Plan), will enter into a long-term power sales agreement with the reorganized Utility.  In late November 2001, Gen, which was formed to hold the generation assets of the Utility pursuant to the Plan, filed an application with the Federal Energy Regulatory Commission (FERC) seeking approval of the proposed power sales agreement. Under the proposed agreement the reorganized Utility would purchase power from Gen at fixed rates (subject only to an inflation adjustment) for 11 years from the Plan effective date and approximately half the output for the 12th and final year of the contract at stable prices.  The FERC must find that the power sales agreement is just and reasonable before the agreement could become effective.   In order to demonstrate that the pricing, terms and conditions of the proposed power sales agreement are just and reasonable, Gen submitted benchmark evidence of contemporaneous sales made by non-affiliated parties for similar services in the California electric market.

On June 12, 2002, the FERC ordered that an expedited hearing be held on the narrow issues of (1) whether the power sales agreement is comparable to the selected benchmark contracts, and (2) whether Gen used an appropriate set of contracts for the benchmark analysis.  The FERC ordered that the administrative law judge (ALJ) hold a hearing and issue an initial decision for consideration by the FERC within 120 days of the order.

At a prehearing conference held on June 18, 2002, the ALJ set a procedural schedule that calls for discovery to be concluded by August 19, 2002, for the parties’ proposed findings of fact and conclusions of law to be filed by August 20, 2002, for hearings to begin August 26, 2002, and for the ALJ’s initial decision to be issued by October 10, 2002.

Before the Plan can become effective, the U.S. Bankruptcy Court for the Northern District of California (Bankruptcy Court), where the Utility’s bankruptcy case is pending, must confirm the Plan and certain other conditions must be met.  The California Public Utilities Commission (CPUC) has proposed an alternative plan of reorganization for the Utility.  The disclosure statements relating to the competing plans have been sent to creditors entitled to vote on the plans.  All ballots must be received by August 12, 2002.  It is uncertain whether the Bankruptcy Court will confirm the Utility’s Plan, the CPUC’s alternative plan, or either plan.

B. Legal Proceedings

            As previously disclosed, the California Attorney General (AG) and the City and County of San Francisco (CCSF) each filed a complaint against PG&E Corporation in San Francisco Superior Court alleging violations of the California Unfair Competition Act, California Business and Professions Code Section 17200, which prohibits unlawful, unfair or fraudulent business practices.  Among other allegations these complaints allege that PG&E Corporation violated various conditions established by the CPUC in decisions approving the holding company formation and that such alleged violations constituted unfair business practices in violation of the statute.  The AG also alleges that, through the Utility's bankruptcy proceedings, PG&E Corporation and the Utility engaged in unlawful, unfair, and fraudulent business practices by seeking to implement the transactions proposed in the Plan.  A complaint containing similar allegations was also filed by a private plaintiff in Santa Clara Superior Court, Cynthia Behr v. PG&E Corporation, et al.  PG&E Corporation had removed all three complaints to the Bankruptcy Court and the plaintiffs filed motions to remand the cases to state court.  The Bankruptcy Court held a hearing on April 24, 2002, to consider the remand motion.

On June 14, 2002, the Bankruptcy Court issued a decision that, as an initial matter, rejected the AG’s and CCSF’s claim that sovereign immunity barred the removal of the cases from state court to federal court.  The Bankruptcy Court also found that what the court called the “Plan Claims” – those alleging that PG&E Corporation had manipulated the bankruptcy process in a manner constituting an unlawful or unfair business practice – are exclusively bankruptcy issues to be heard in bankruptcy court and cannot be heard by the state court. Those issues thus would not be remanded to state court.   The court also refused to remand CCSF’s and Behr’s claims for fraudulent transfer, unjust enrichment, conversion and violation of the bulk sales law, finding that those claims belong to the estate and cannot be pursued by others in state court.   With respect to the claims related to the transfers of money from the Utility to PG&E Corporation (for example, by way of dividends and stock repurchases), ring-fencing transactions, and related issues (what the court referred to collectively as the “First Priority Claims”), the court found that these claims should be returned to the state court.  The court reasoned that the AG’s and CCSF’s First Priority Claims, based on violation of the unfair business practices statute, were civil actions brought by governmental units to enforce such governmental unit’s police or regulatory power.  Under the Bankruptcy Code, the court found, such actions may not be removed to the Bankruptcy Court. As to Behr’s First Priority Claim, the court recognized that as a private plaintiff, the “police power” exception to removal was inapplicable.  Nevertheless, the court remanded her claim under its equitable remand authority.

The court  remanded CCSF’s First Priority Claims and ordered the AG and Behr to amend their complaints no later than July 14, 2002, to either delete their Plan Claims or separate the Plan Claims and the First Priority Claims into distinct causes of action.  A status conference has been set for July 22, 2002.

PG&E Corporation and the Utility believe that they have complied with applicable statutes, CPUC decisions, rules, and orders.  PG&E Corporation will vigorously respond to and defend the litigation.  PG&E Corporation cannot predict whether the outcome of the litigation will have a material adverse effect on its results of operations or financial condition.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By: CHRISTOPHER P. JOHNS

CHRISTOPHER P. JOHNS Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
By: LINDA Y.H. CHENG

LINDA Y.H. CHENG Corporate Secretary

Dated:  June 20, 2002